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Pruco Life Insurance Company

Phoenix, Arizona 85014

A Stock Company Subsidiary of

The Prudential Insurance Company of America

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE
ANNUITY CONTRACT
Nonparticipating
ANNUITY PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

This is an annuity contract. Subject to the provisions of the Contract, and in consideration of any Purchase Payments you make and we accept, we will make Annuity Payments starting on the Annuity Date shown on the Contract Data pages.

Please read the Contract carefully; it is a legal contract between you and Pruco Life Insurance Company. Expense charges applicable to the Contract are shown on the Contract Data pages. If you have a question about the Contract, or a claim, see your representative or contact the Annuity Service Center.

Right to Cancel Contract

This Contract may be returned within [10] days after you receive it. It can be mailed or delivered to either us, at the Annuity Service Center, or the representative who sold it to you. Return of this Contract by mail is effective on being postmarked, properly addressed and postage prepaid. The returned Contract will be canceled upon our receipt, and we will return your money in accordance with applicable law. Under certain circumstances, we have the right to allocate Purchase Payment(s) to the Money Market Subaccount until the expiration of the Right to Cancel period. If we so allocate Purchase Payment(s), we will refund the Purchase Payment(s), less any withdrawals, in the event of cancellation under the terms of this paragraph.

READ YOUR CONTRACT CAREFULLY

TABLE OF CONTENTS

CONTRACT DATA PAGES

DEFINITIONS

PURCHASE PAYMENTS

CONTRACT VALUE
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VARIABLE SEPARATE ACCOUNT

DCA FIXED RATE INVESTMENT OPTION

FIXED RATE INVESTMENT OPTION

CONTRACT MAINTENANCE CHARGE

TRANSFERS

WITHDRAWALS

PROTECTED VALUE

GUARANTEED MINIMUM INCOME BENEFIT

GUARANTEED MINIMUM DEATH BENEFIT

ANNUITY AND SETTLEMENT OPTIONS

BENEFICIARY

SUSPENSION OR DEFERRAL OF PAYMENTS OR TRANSFERS FROM THE
SEPARATE ACCOUNT

GENERAL PROVISIONS

VALUES AND BENEFITS

ANNUITY SETTLEMENT TABLES

PURCHASE PAYMENTS:

Initial Purchase Payment:

Minimum Subsequent Purchase Payment: $1,000.  For IRA contracts, the
Minimum Subsequent Purchase Payment is $1,000. The Minimum Subsequent Purchase Payment for automatic purchase plans, if available, is $100.

Annual Purchase Payment Limits: The total of all Purchase Payments made into this Contract in the first Contract Year may not exceed [$20,000,000]. The total of all Purchase Payments made into this Contract in any Contract Year after the first Contract Year may not exceed [$2,000,000]. Purchase Payments of greater value may be allowed with our prior approval.

Aggregate Purchase Payment Limit: The total of all Purchase Payments made into this Contract may not exceed [$20,000,000]. Purchase Payments of greater value may be allowed with our prior approval.

BENEFICIARY:
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As designated by Owner at Contract Date unless changed in accordance with the
Contract provisions.

CONTRACT MAINTENANCE CHARGE:

If your Contract Value is less than $50,000, we will charge a Contract Maintenance Charge of the lesser of $30 or 2% of the Contract Value. This charge is deducted on the Contract Anniversary and when a surrender of the Contract occurs, if the Contract Value at the time is then less than $50,000. The Contract Maintenance Charge will be deducted on a pro-rata basis from all Allocation Options to which your Contract Value is allocated. During the Annuity Period, we reserve the right to assess an annual Contract Maintenance Charge of $30. The decision to assess this charge may depend on the Annuity or Settlement Option selected. We reserve the right to increase the Contract Maintenance Charge, but it will not exceed $60 per Contract Year, and to raise the Contract Value amount over which we will waive the Contract Maintenance Charge.

INSURANCE CHARGE:

This charge depends on whether you have elected the Guaranteed Minimum
Death Benefit ("GMDB") feature and on the GMDB Protected Value option that you have elected. This charge is deducted daily from the assets in each of the Subaccounts. If you do not elect the GMDB feature, you do not elect a GMDB Protected Value option, and your death benefit is equal to the base death benefit as described in the GMDB section of the Contract.

[  ]  You have not elected the GMDB
feature. Therefore, the daily rate is [0.00380909%], which is equivalent to an annual rate of [1.40%].

[ ] You have elected the GMDB feature and the GMDB Protected Value option of the Roll-Up. Therefore, the daily rate is [0.00434896%], which is equivalent to an annual rate of [1.60%].

[  ]  You have elected the GMDB feature
and the GMDB Protected Value option of the Step-Up. Therefore, the daily rate is [0.00434896%], which is equivalent to an annual rate of [1.60%].

[  ]  You have elected the GMDB feature
and the GMDB Protected Value option of the greater of the Roll-Up and Step-Up. Therefore, the daily rate is [0.00461849%], which is equivalent to an annual rate of [1.70%].

GUARANTEED MINIMUM INCOME BENEFIT ("GMIB") CHARGE:

If you elect the GMIB, the charge depends on the GMIB Protected Value option that you have elected. The charge is calculated daily and deducted on each Contract Anniversary and pro-rata upon a full and certain partial withdrawals. The charge is deducted pro-rata from all Allocation Options to which your Contract Value is allocated.
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[  ]  You have elected the GMIB and the GMIB
Protected Value option of the Roll-Up. Therefore, the daily rate is [0.00068408%], which is equivalent to an annual rate of [0.25%].
[[  ] You have elected the GMIB and the GMIB Protected
Value option of the Step-Up. Therefore, the daily rate is [0.00068408%], which is equivalent to an annual rate of [0.25%].
[  ]  You have elected the GMIB and the GMIB Protected
Value option of the greater of the Roll-Up and Step-Up. Therefore, the daily rate is [0.00095723%], which is equivalent to an annual rate of [0.35%].]
[ ] You have not elected the GMIB, and, therefore, there is no charge.

ALLOCATION OPTIONS:

VARIABLE INVESTMENT OPTIONS:

The following variable investment options are available through allocation to subaccounts of the Pruco Life Flexible Premium Variable Annuity Account. We reserve the right to limit the availability of the below options, if necessary, in order to comply with federal, state or local law.

[The Prudential Series Fund

Davis Venture Value

Fidelity Large Cap Value

Prudential Large Cap Value Index

Wellington Growth and Income

MFS Capital Opportunities

Prudential Stock Index

Alliance Premier Growth

Jennison Growth

Marsico Large Cap Growth

Prudential Large Cap Growth Index

Fidelity Small/Mid Cap Value

Prudential Small Cap Value Index

Prudential Emerging Growth

Wellington Capital Appreciation

MFS Mid Cap Growth
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MFS New Discovery

Prudential Small Cap Growth Index

PIMCO Total Return

PIMCO High Yield

Strategic Partners Focused Growth Fund

Prudential Money Market

Alliance Technology

Conservative Lifestyle Portfolio

Moderate Lifestyle Portfolio

Moderately Aggressive Lifestyle Portfolio

Aggressive Lifestyle Portfolio

Jennison International

Prudential Global

Deutsche International Equity

Prudential International Index]

INTEREST RATE INVESTMENT OPTIONS:

The following interest rate investment options are currently available. We may add other options in the future.

[DCA FIXED RATE INVESTMENT OPTION

FIXED RATE INVESTMENT OPTION]

ALLOCATION GUIDELINES:

Currently, you may select any Allocation Option which is available at the time the Purchase Payment or transfer is made, with the exception of the DCA Fixed Rate Investment Option for which there may be certain limitations. An amount of at least $5,000 must be allocated to the DCA Fixed Rate Investment Option, and at least 1% of the Invested Purchase Payment must be allocated to any other Allocation Option. Allocations made pursuant to automatic rebalancing or dollar cost-averaging (not part of a DCA Program) are not subject to these limitations. We reserve the right to limit the availability of the above Allocation Options, if necessary, in order to comply with federal, state or local law.

TRANSFERS:

Number of Transfers Permitted: Currently, there are no limits on the number


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of transfers that can be made among Subaccounts. We reserve the right to change this, but the Owner will always be allowed at least 12 transfers among Subaccounts in a Contract Year.

Transfer Charge: The Transfer Charge for each transfer after the first 12 in a Contract Year is $25. The charge is taken pro-rata from the Allocation Options from which the transfer is made. Transfers made due to automatic rebalancing or dollar cost-averaging (whether or not part of a DCA Program) will not be counted for purposes of the Transfer Charge. We reserve the right to increase this charge, but it will not exceed $30.

Minimum Amount to be Transferred: Subject to the restrictions contained in the Contract on transfers, the minimum transfer amount is $250 or your entire interest in any Allocation Option, if less. This requirement is waived if the transfer is pursuant to automatic rebalancing. The minimum periodic transfer amount for amounts transferred pursuant to the dollar cost averaging feature or from the DCA Fixed Rate Investment Option under a DCA Program is $100.

WITHDRAWALS:

Withdrawal Charge: The Withdrawal Charge is a percentage of the amount withdrawn that is subject to a charge, and depends on the number of Contract Anniversaries that have elapsed since a Purchase Payment was made.

Number of Contract

Anniversaries Since Date

of Each Purchase

Payment

Withdrawal

Charge

[0

1

2
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3

4

5

6

7

8

9

8%

8%

7%

6%

5%

4%

3%

2%

1%

0%]
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Charge-Free Amount: A certain amount (the Charge-Free Amount) may be withdrawn without incurring a Withdrawal Charge. The Charge-Free Amount available in any current Contract Year is calculated as of the Contract Anniversary date and is equal to 10% of the sum of all Purchase Payments received in excess of all Purchase Payments withdrawn and is applied on a first-in, first-out basis.

Minimum Amount Which May Be Withdrawn: The minimum amount which may be withdrawn is [$250]. The minimum amount which may be withdrawn under a systematic withdrawal plan is [$100].

Minimum Contract Value Which Must Remain in the Contract After a Withdrawal: The minimum Contract Value which must remain in the Contract in order to keep the Contract inforce after a withdrawal is $2,000.

DCA FIXED RATE INVESTMENT OPTION:

Minimum Guaranteed Interest Rate:  3%

Initial Interest Segment Interest Rate: [7%]

FIXED RATE INVESTMENT OPTION:

Minimum Interest Crediting Rate:  3%

Initial Interest Segment Interest Rate:  [5%]

ENDORSEMENTS:

[Individual Retirement Annuity Endorsement]

ANNUITY SERVICE CENTER:

[Annuity Service Center

P.O. Box 14215

New Brunswick, NJ 08906-4215]

DEFINITIONS

ACCUMULATION PERIOD: The period from, and including, the Contract Date to, but excluding, the Annuity Date.

ADJUSTED CONTRACT VALUE: The Contract Value as of the Annuity Date less any applicable Premium Tax Charge. The applicable
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Annuity Table is applied to this amount to determine the initial Annuity
Payment.

ALLOCATION OPTIONS: Those investment options available under the Contract as of any given time to which Contract Value may be allocated. Allocation Options as of the Contract Date are shown on the Contract Data pages.

ANNUITANT: The person named on the first page upon whose continuation of life any Annuity Payment involving life contingencies depends. If the Annuitant dies before the Annuity Date, the Co-Annuitant, if applicable, becomes the Annuitant, if the requirements for changing Annuity Date are met (see definition of Annuity Date). If there is no surviving or eligible Co-Annuitant, and the Annuitant was not the Owner, the Owner becomes the Annuitant. You then have 60 days from the date we receive due proof of death of the Annuitant or Co-Annuitant to name a new Annuitant. If no new Annuitant is named during that 60 day period, the Owner will remain the Annuitant. You may not change an Annuitant or Co-Annuitant and may add or remove an Annuitant or Co-Annuitant only with our prior approval.

ANNUITY DATE: The date the first Annuity or Settlement Payment to the Payee is due. The Annuity Date is shown on the original Contract Data pages. You must have our permission to change the Annuity Date. If there is a new Annuitant due to the death of the Annuitant, and the new Annuitant is older than the prior Annuitant, the Annuity Date will be based on the age of the new Annuitant; however any such changed Annuity Date must be at least three years after the Contract Date, must be earlier than the date shown on the Contract Data pages, cannot be later than the Contract Anniversary next following the new Annuitant's 90th birthday and must be consistent with applicable law at the time.

ANNUITY OR SETTLEMENT PAYMENTS: The series of payments made to you or any named payee after the Annuity Date as described under the Annuity or Settlement Option selected.

ANNUITY PERIOD: The period of time, beginning on the Annuity Date, during which Annuity or Settlement Payments are made.

ANNUITY SERVICE CENTER: The office indicated on the Contract Data pages to which notices, requests and Purchase Payments must be sent. All sums payable to us under the Contract must be sent to the Annuity Service Center. The Annuity Service Center address may be changed at any time. You will be notified in advance and in writing of any change in address.

BENEFICIARY: The person(s) or entity(ies) who has the right to receive the death benefit when the last survivor of the Owner or Joint Owner dies (or the first to die of the Owner or Joint Owner if the Owner and Joint Owner are not spouses at the time of the Owner's or Joint Owner's death). The Owner must be the primary Beneficiary of the Joint Owner, and the Joint Owner must be the primary Beneficiary of the Owner.

BUSINESS DAY:  Any day the New York Stock
Exchange and the Company are open for business.
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CHARGE-FREE AMOUNT:  The Charge-Free Amount
is a portion of the Contract Value that may be withdrawn without incurring a Withdrawal Charge.

CO-ANNUITANT:  The person shown on the Contract
Data pages who becomes the Annuitant upon the death of the Annuitant before the Annuity Date. No Co-Annuitant may be designated if the Owner is a non-natural person.

COMPANY: Pruco Life Insurance Company, an Arizona corporation.

CONTRACT ANNIVERSARY: The same day and month as the Contract Date in each later year.

CONTRACT DATE:  The date shown on the Contract
Data pages on which the first Contract Year begins.

CONTRACT SURRENDER VALUE: The Contract Value less any applicable Premium Tax Charge, Withdrawal Charge, GMIB Charge or Contract Maintenance Charge.

CONTRACT VALUE: The dollar value as of any Business Day prior to the Annuity Date of all amounts accumulated under this Contract.

CONTRACT YEAR:  A year which starts on the Contract
Date or on a Contract Anniversary.

DCA Fixed Rate Investment Option:  A portion of the
General Account into which you may allocate Invested Purchase Payments. It does not share in the investment experience of any Subaccount of the Variable Separate Account.

DCA Interest Segment: A DCA Interest Segment is a portion of the DCA Option that is created whenever you allocate all or part of an Invested Purchase Payment to the DCA Option.

DCA Program: A DCA Program permits you to allocate all or part of an Invested Purchase Payment to the DCA Option and automatically transfer amounts on a periodic basis from the DCA Option to selected Variable Investment Options for a given period of time.

EARNINGS: The excess of the Contract Value over the sum of all Purchase Payments made and not yet withdrawn.

ELIGIBLE HOSPITAL: An institution that meets either of the following requirements:

It is accredited as a hospital under the Hospital Accreditation Program of the Joint Commission on Accreditation of Healthcare Organizations; or

It is legally operated, has 24-hour a day supervision by a staff of doctors, has 24-hour a day nursing service by registered graduate nurses, and either:

It mainly provides general inpatient medical care and treatment of sick and injured persons by the use of medical, diagnostic and major surgical facilities. All such facilities are located in it or are under its control; or

It mainly provides specialized inpatient medical care and treatment of sick or injured persons by the use of medical and diagnostic facilities (including x-ray and laboratory). All such facilities are located in it, are under its control, or are available to it under a written agreement with a hospital (as defined above) or with a specialized provider of these facilities.

An eligible hospital is not an institution, or part of one, that: (a) furnishes mainly homelike or custodial care, or training in the routines of daily living; or (b) is mainly a school.

ELIGIBLE NURSING HOME: An institution or special nursing unit of a hospital that meets at least one of the following requirements:

It is Medicare approved as a provider of skilled nursing care services;

It is licensed as a skilled nursing home or as an intermediate care facility by the state it is located in; or

It meets all the following requirements:

It is licensed as a nursing home by the state it is located in;

Its main function is to provide skilled, intermediate, or custodial nursing care;

It is engaged in providing continuous room and board accommodations to 3 or more persons;

It is under the supervision of a registered nurse (RN) or licensed practical nurse (LPN);

It maintains a daily medical record of each patient; and

It maintains control and records for all medications dispensed.

GOOD ORDER:  An instruction received at the Annuity
Service Center, utilizing such forms, signatures and datings as we require, that is sufficiently complete and clear that we do not need to exercise any discretion to follow such instructions. We will notify you if an instruction is not in Good Order.

INTEREST RATE INVESTMENT OPTION(S): Those interest rate option(s) available under the Contract as of any given time. Interest Rate Investment Option(s) as of the Contract Date are shown on the Contract Data pages.

INVESTED PURCHASE PAYMENTS:  The balance of each
Purchase Payment after we make any applicable deduction for: (1) Premium Tax Charge; and (2) charge for any other type of tax (or component thereof) measured by or based upon the amount of the Purchase Payment we receive.

JOINT OWNER: The spouse of the Owner, if named on the Contract Data pages as the Joint Owner, who shares ownership rights with the Owner as defined under this Contract. You may add, change or remove a Joint Owner, subject to our underwriting rules. The Contract may never have more than one Joint Owner. No Joint Owner is permitted for IRAs or other qualified contracts.

OWNER:  The person or entity named on the Contract
Data pages who has ownership rights as defined under the Contract provided that, if a Joint Owner is named, the Owner shares ownership rights with the Joint Owner. You may change the Owner subject to our underwriting rules. Any change of an Owner will be effective when we process the request.

PAYEE: The person who has a right to receive Annuity or Settlement Payments under the Annuity and Settlement Options provision of this Contract. The Payee can be designated as revocable or irrevocable at your discretion. If you do not designate a Payee at least 5 Business Days before the Annuity Date, the Owner will become the Payee.

PREMIUM TAX CHARGE: A charge which may be deducted from Purchase Payments or Contract Value for premium taxes owed by us to any governmental entity.

PURCHASE PAYMENT: A payment you make to this Contract.

SUBACCOUNT: Variable Separate Account assets are divided into Subaccounts. Assets of each Subaccount will be invested in shares of a Variable Investment Option.

TERMINALLY ILL: We consider someone terminally ill who has a life expectancy of six months or less. Proof of Terminal Illness must include a certification by a licensed physician.

VARIABLE INVESTMENT OPTION: Those investment options available under the Contract through the Subaccounts as of any given time. Variable Investment Options as of the Contract Date are shown on the Contract Data pages.

VARIABLE SEPARATE ACCOUNT: A segregated asset account maintained by us to support this and certain other contracts. The segregated asset account(s) available as of the Contract Date is shown on the Contract Data pages.

WE, OUR AND US:  Pruco Life Insurance Company.

WITHDRAWAL CHARGES: A charge assessed on partial or full withdrawals or upon settlement (depending on the payout option chosen) during the Withdrawal Charge Period. The Withdrawal Charge equals a percentage, shown on the Contract Data pages, of the amount subject to the charge.

WITHDRAWAL CHARGE PERIOD:  The number of Contract

Anniversaries since each Purchase Payment during which Withdrawal Charges are applied to withdrawals of amounts in the Contract. The Withdrawal Charge Period is shown on the Contract Data pages.

YOU AND YOUR: The Owner of the Contract if there is no Joint Owner; if there is a Joint Owner, the Owner and Joint Owner acting jointly. If we receive written authorization from both the Owner and Joint Owner in Good Order, then, upon our consent, we will allow either to represent the entire ownership interest in the Contract, until that authorization has been revoked by either party. This Contract will treat the Owner as having contributed 100% of the Purchase Payments. Therefore, we will treat the Owner as the taxpayer with respect to all distributions made under the Contract while he or she is the Owner, whether or not a Joint Owner is also named.

PURCHASE PAYMENTS

PURCHASE PAYMENTS: The initial Purchase Payment must be paid on the Contract Date. In general, subsequent Purchase Payments may be made at any time before the Annuity Date. However, no Purchase Payments may be made on or after the sole or older of the Owner's or Joint Owner's, or Annuitant's 80th birthday, and we reserve the right to decline any Purchase Payment. The Minimum Subsequent Purchase Payment, Annual Purchase Payment Limits and Aggregate Purchase Payment Limit are shown on the Contract Data pages.

ALLOCATION OF PURCHASE PAYMENTS:  Invested Purchase
Payments are allocated to one or more of the Allocation Options in accordance with your selection. The allocation of the initial Invested Purchase Payment is made in accordance with your selection made on the Contract Date. You may change the allocation of future Invested Purchase Payments at any time. If, after the Initial Invested Purchase Payment, we receive a Purchase Payment without allocation instructions, we will allocate the corresponding Invested Purchase Payment in the same proportion as the most recent Purchase Payment you made (unless that was a Purchase Payment you directed us to allocate on a one-time-only basis.) Assuming that all other requirements are received in Good Order, we reserve the right to allocate your initial Invested Purchase Payment to the Money Market Subaccount until we receive your allocation selection. In addition, the Company has reserved the right to allocate the initial Invested Purchase Payment to the Money Market Subaccount under the Right to Cancel Contract provision set forth on the face page of this Contract. All allocations of Invested Purchase Payments are subject to the Allocation Guidelines shown on the Contract Data pages.

Currently, you may select any Allocation Option which is available at the time the Purchase Payment or transfer is made, with the exception of the DCA Option for which there may be certain limitations. However, we reserve the right to limit this in the future. If the Purchase Payment and forms required to issue a Contract are in Good Order, the initial Invested Purchase Payment will be credited to your Contract within two (2) Business Days after receipt at the Annuity Service Center. Additional Invested Purchase Payments will be credited to your Contract as of the Business Day they are received.

CONTRACT VALUE

Your Contract Value is the total of all amounts credited to your Contract as of any Business Day as a result of your initial Invested Purchase Payment and the increases and decreases described below.

On the Contract Date, the Contract Value is equal to the initial Invested Purchase Payment. After that, the Contract Value as of any Business Day is determined by starting with the Contract Value at the end of the previous day and adjusting it for items that increase it or decrease it.

Items that increase the Contract Value are: Invested Purchase Payments, positive investment performance in a Subaccount and interest credited to an Interest Rate Investment Option.

Items that decrease the Contract Value are: withdrawals and the charges associated with them; negative investment performance in a Subaccount; Insurance Charge; Contract Maintenance Charge, if applicable; GMIB Charge, if applicable; Transfer Charge; and any Premium Tax Charge or other tax charge.

Investment results and interest are credited daily and the Insurance Charge is deducted daily. The Contract Maintenance Charge is deducted annually as of the Contract Anniversary and upon a total withdrawal. The GMIB Charge is deducted annually as of the Contract Anniversary and pro-rata upon a total and certain partial withdrawals. Other charges are assessed only if the appropriate event occurs.

VARIABLE SEPARATE ACCOUNT

THE VARIABLE SEPARATE ACCOUNT:  The Variable Separate
Account is designated on the Contract Data pages. It consists of assets we have set aside and have kept separate from the rest of our assets and those of our other separate accounts. The assets of the Variable Separate Account, equal to reserves and other liabilities of your Contract and those of other owners, will not be charged with liabilities arising out of any other business we may conduct.

The Variable Separate Account assets are divided into Subaccounts. The assets of the Subaccount are allocated to the Variable Investment Option(s) shown on the Contract Data pages. We may restructure, eliminate or combine Subaccounts or add to or eliminate Variable Investment Option(s) from those shown. You may be permitted to transfer your Contract Value or allocate Invested Purchase Payments to the additional Subaccount(s). However, the right to make such transfers or allocations will be limited by any terms and conditions we may impose.

Should the shares of any Variable Investment Option(s) become unavailable for investment by the Variable Separate Account, we deem further investment in the shares inappropriate, or if required for tax reasons, we may limit further purchase of such shares or substitute shares of another Variable Investment Option for shares already purchased.

VALUATION OF ASSETS: The value of the shares held by the Subaccounts in the Variable Investment Options will be based on the net asset value of the Investment Option on each Business Day.

INSURANCE CHARGE: Each Business Day, we deduct an Insurance Charge from the Subaccounts of the Variable Separate Account which is equivalent, on an annual basis, to the amount shown on the Contract Data pages.

The amount of the Insurance Charge is based on whether you have elected the GMDB and on the GMDB Protected Value option that you elect, if any.

DCA FIXED RATE INVESTMENT OPTION

DCA PROGRAM: If a DCA Program is elected, you may allocate all or part of your Invested Purchase Payments to the DCA Fixed Rate Investment Option ("DCA Option"). The DCA Program provides for a systematic transfer of the funds allocated to the DCA option on a periodic basis from the DCA Option to selected
Variable
Investment Options for a given number of payments. However, you may not transfer any Contract Value to the DCA Option from the other Allocation Options.

INTEREST TO BE CREDITED: A DCA Interest Segment is a portion of the DCA Option that is created when you allocate all or part of an Invested Purchase Payment to the DCA Option. We credit interest to the amount in each DCA Interest Segment daily at the daily equivalent of a specific rate declared for that DCA Interest Segment until the earliest of: 1) the date the amount in the DCA Interest Segment is transferred out of the DCA Interest Segment; 2) the date the amount in the DCA Interest Segment is withdrawn; 3) the date as of which any death benefit payable is determined, and 4) the Annuity Date. The initial Interest Segment Interest Rate applicable for Invested Purchase Payments allocated to the DCA Option on the Contract Date is shown on the Contract Data pages. Interest rates for future allocations to the DCA Option will be declared on or before the date when those allocations are made. The declared rates will never be less than the Minimum Guaranteed Interest Rate shown on the Contract Data pages. The current effective interest rates can be found by contacting the representative who sold you this Contract or by calling the Annuity Service Center.

TRANSFERS: Invested Purchase Payments allocated to the DCA Option are transferred systematically on a periodic basis to the Variable Investment Options which you have specified. We will transfer the amount allocated in a series of equal payments on each transfer date such that the amount of each payment corresponds to the number of payments for the period selected for the transfers. The final transfer includes the interest credited during the period (but see below for the effect of withdrawals). The first periodic transfer from the DCA Option is made as of the date of the allocation of the applicable Invested Purchase Payment. Subsequent transfers are made on the periodic anniversary of the first transfer (for example, monthly or quarterly). The final transfer amount includes the interest credited during the elected period. Once the initial transfer has been processed, the transfer period may not be changed. The Variable Investment Options to which the transfers are being made may be changed. Transfers from the DCA Option do not count toward the maximum number of free transfers permissible under the Contract.

EFFECT OF WITHDRAWALS ON TRANSFERS: Withdrawals from the DCA Option are permitted. We will recalculate the periodic transfer amount to reflect the reduction in the DCA Option caused by the withdrawal. This recalculation may include some or all of the interest credited to the date of the next scheduled transfer. Any interest that is not included in the recalculated transfer amount will be paid with the final transfer amount, unless there is another subsequent withdrawal. Deductions of the Contract Maintenance Charge, Insurance Charge and GMIB Charge are treated as withdrawals for this purpose. If a withdrawal reduces the periodic transfer amount to below $100, the remaining balance in the DCA Option will be transferred to the Variable Investment Options that you had most recently selected for the DCA program on the next scheduled transfer date. If a withdrawal request does not specify the Allocation Options from which the withdrawal is to be made, we will take the withdrawal on a pro-rata basis from all Allocation Options to which your Contract Value is then allocated. Systematic withdrawals from the DCA Option are permitted.

DEFERRAL OF PAYMENTS OR TRANSFERS FROM THE
GENERAL ACCOUNT: We reserve the right to defer payment for a withdrawal or transfer from the DCA Option for the period permitted by law, but for not more than six months after a request in Good Order is received by us at the Annuity Service Center.

FIXED RATE INVESTMENT OPTION

INTEREST RATE:  The initial Interest Segment
Interest Rate applicable to the Fixed Rate Investment Option on the Contract Date is shown on the Contract Data page. We will credit interest to amounts allocated to the Fixed Rate Investment Option at the daily equivalent of the rate shown for this Option. Interest rates for future allocations or transfers to this Option will be declared when those allocations or transfers are made. The declared rates will never be less than the Minimum Interest Crediting Rate shown on the Contract Data page.

INTEREST SEGMENT: An interest segment is created whenever you allocate or transfer an amount to the Fixed Rate Investment Option. We credit interest to the amount in each interest segment daily at a specific rate declared for that interest segment until the earliest of: the date it is withdrawn; the date it is transferred to another Allocation Option; the maturity date of the segment; and the date as of which a death benefit is determined.

TRANSFERS: At the maturity date of an interest segment, you have 30 days during which you may elect to transfer the amount in that interest segment into any of the Allocation Options available on that date, other than a DCA Option. Once you have made an election, and we have received it, it may not be reversed. Amounts that are transferred to another interest segment, if available at that time, during the 30 day period will receive the rate that is effective as of the maturity date for that interest segment. Amounts that you withdraw or transfer into another Allocation Option during the 30 day period will receive interest from the maturity date to the date of withdrawal or transfer at the rate that would have applied to those amounts had you taken no action within the 30 day period. If you do not make an election to transfer within 30 days following the maturity date of the segment, we will transfer the amount in the interest segment on the maturity date to an interest segment with the same duration to maturity as the maturing interest segment.

CONTRACT MAINTENANCE CHARGE

We deduct an annual Contract Maintenance Charge shown on the Contract Data page. We determine your Contract Value as of your Contract Anniversary and make any deductions required on a pro-rata basis from all Allocation Options to which your Contract Value is allocated. If a total withdrawal is made on other than a Contract Anniversary, we will determine your Contract Value and make a deduction for the Contract Maintenance Charge the same as we would if it were a Contract Anniversary.

TRANSFERS

TRANSFERS DURING THE ACCUMULATION PERIOD: A transfer is subject to the following:

the maximum number of transfers which may be made, the maximum number of transfers which are not subject to a Transfer Charge and the minimum amount which may be transferred are shown on the Contract Data pages;

a Transfer Charge is deducted if a transfer exceeds the maximum number of free transfers. The Transfer Charge is shown on the Contract Data pages. The Transfer Charge is deducted from the amount which is transferred;

a transfer will be effected as of the end of the Business Day when we receive a request in Good Order;

we are not responsible for the consequences resulting from a transfer made in accordance with your instructions;

your right to make transfers is subject to modification if we determine, in our sole opinion, that the exercise of the right by one or more Owners is, or would be, to the disadvantage of other Owners or if required to do so by applicable laws or regulations. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which is considered by us to be to the disadvantage of other Owners or to ensure compliance with such laws or regulations. A modification could be applied to transfers to or from one or more of the Subaccounts and could include, but not be limited to:

the requirement of a minimum time period between each transfer;

not accepting a transfer request of an agent acting under a power of attorney on behalf of more than one Owner;

limiting the dollar amount that may be transferred among the Subaccounts by an Owner at any one time; or

restricting the number of transfers per year.

[No transfers are permitted after the Annuity Date.]

WITHDRAWALS

WITHDRAWALS: During the Accumulation Period, you may, upon a request in Good Order, make a total or partial withdrawal of the

Contract Surrender Value. You may specify the Allocation Option(s) from which a withdrawal will be taken. If you do not so specify, we will take the withdrawal on a pro-rata basis from all Allocation Option(s) to which your Contract Value is allocated.

We will pay the amount of any withdrawal within seven (7) days of receipt of request in Good Order unless the "Suspension or Deferral of Payments Provision" is in effect.

Each partial withdrawal must be for an amount which is not less than the amount shown on the Contract Data pages. The minimum Contract Value which must remain in the Contract after a partial withdrawal in order to keep the Contract inforce is shown on the Contract Data pages. If the amount of the withdrawal requested would reduce the Contract Value below this minimum, we will give you the maximum amount available that, with the Withdrawal Charge, would not reduce the Contract Value below such minimum. Special rules may apply for IRAs.

WITHDRAWAL CHARGE: A Withdrawal Charge may apply if you make a withdrawal during the Withdrawal Charge Period for a Purchase Payment. The amount of the Withdrawal Charge varies with the number of Contract Anniversaries that have elapsed since a Purchase Payment was made, and is a percentage, shown on the Contract Data pages, of the amount withdrawn that is subject to the charge. If a withdrawal is effective on the day before a Contract Anniversary, the Withdrawal Charge percentage used will be the one as of the following Contract Anniversary. If you request a partial withdrawal, we will deduct an amount from the Contract Value that is sufficient to pay the Withdrawal Charge and provide you the amount requested.

For purposes of determining the Withdrawal Charge, withdrawals of the Charge-Free Amount will be taken first from Purchase Payments, on a first-in, first-out basis. Withdrawals in excess of the Charge-Free Amount will come first from Purchase Payments, also on a first-in, first-out basis, and will be subject to Withdrawal Charges, if applicable, even if Earnings are available on that date. Once all Purchase Payments have been withdrawn, further withdrawals will be taken from any remaining Earnings. Earnings are not subject to Withdrawal Charges.

We will waive all Withdrawal Charges upon receipt of due proof that the Owner or Joint Owner is Terminally Ill, or has been confined to an Eligible Nursing Home or Eligible Hospital continuously for at least three months from the Contract Date. This waiver is not available if the Contract has been assigned.

Withdrawal Charges will never be greater than that permitted by any applicable law or regulation. Withdrawal Charges may be assessed upon settlement.

PROTECTED VALUE

The Protected Value is the amount which is:

applied to the guaranteed annuity purchase rates to produce the Guaranteed Minimum Income Benefit ("GMIB"); or

applied to provide a Guaranteed Minimum Death Benefit ("GMDB") for your beneficiaries.

If you elect the GMIB or GMDB features, you must elect, as applicable, a Protected Value option for the GMIB ("GMIB Protected Value option") and for the GMDB ("GMDB Protected Value option"). Certain Protected Value options may not be available. The Protected Value is calculated daily and, subject to the Protected Value option that you elect, if any, as shown on the Contract Data pages, and the restrictions described below, can be equal to (1) or (2) or to the greater of (1) and (2), where:

is the "Roll-Up". The Roll-Up is equal to the total Invested
Purchase Payments made increased daily at an effective annual interest rate of 5% starting on the date that each Invested Purchase Payment is made, until the cap is reached ("Roll-Up Cap"), and is proportionally reduced by the effect of withdrawals. The Roll-Up Cap is equal to the sum of two times each Invested Purchase Payment and is proportionally reduced by the effect of withdrawals. Once the Roll-Up Cap is reached, the Roll-Up will be increased by subsequent Invested Purchase Payments and proportionally reduced by the effect of withdrawals; and

is the "Step-Up". Before the first Contract Anniversary, the Step-Up is the initial Invested Purchase Payment increased by subsequent Invested Purchase Payments and proportionally reduced by the effect of withdrawals. The Step-Up on each Contract Anniversary will be reset to the greater of the previous Step-Up and the Contract Value as of such Contract Anniversary. Between Contract Anniversaries, the Step-Up will be increased by Invested Purchase Payments and proportionally reduced by the effect of withdrawals.

After the Contract Anniversary coinciding with or next following the sole or older Owner's 80th birthday, we stop increasing the Protected Value, except by subsequent Invested Purchase Payments made on or after such Contract Anniversary. This means that, as applicable, we do not increase the Roll-Up by the effective annual interest rate, and we do not increase the Step-Up by any appreciation in the Contract Value. But when you make a withdrawal on or after such Contract Anniversary, we still reduce the Protected Value proportionally by the effect of that withdrawal.

Where the words "proportionally reduced by the effect of withdrawals" are used, the withdrawal reduces those values in the same proportion as it reduces the Contract Value. We calculate the proportion by dividing the Contract Value after the withdrawal (including Withdrawal Charges) by the Contract Value immediately prior to the withdrawal. The resulting percentage is multiplied by the applicable values (before the withdrawal) in determining the Protected Value.

GUARANTEED MINIMUM INCOME BENEFIT

The GMIB is a feature providing for the option to receive a guaranteed minimum income benefit with payments for life with a period certain. The GMIB is available only if you elect the GMDB. If available at that time, the GMIB feature must be elected when you purchase your Contract. Once elected, this election is not revocable until the end of the seventh Contract Year. Once the GMIB election is revoked, it cannot be reinstated. The amount of the GMIB Charge is based on the available GMIB Protected Value option that you elect. The calculation of the GMIB payout amount is described below. You may exercise the GMIB payout option after the Waiting Period. The Exercise Periods run for 30 days and begin on each Contract Anniversary after the Waiting Period ends.

GMIB Payout Amount: The GMIB Payout Amount is based on the age and sex of the Annuitant and Co-Annuitant, if applicable. After first deducting charges for any applicable taxes attributable to premiums, the GMIB payout amount will equal the greater of:

the GMIB Protected Value as of the date the exercise of the GMIB payout option is effective applied to the guaranteed annuity purchase rates and based on the period certain as described below; and

the Contract Value as of the date the exercise of the GMIB payout option is effective applied to the current annuity purchase rates then in use and based on the period certain as described below.

Guaranteed Annuity Purchase Rates: The guaranteed annuity purchase rates are attached to this Contract and are based on 1. and 2., below:

the Guaranteed Interest Rate

The guaranteed interest rate used to calculate the guaranteed annuity purchase rates is based on the Contract Anniversary coinciding with or immediately preceding the date the exercise of the GMIB payout option is effective:



Contract Anniversary

Guaranteed Interest Rate

10-14

15 +

3.0%

3.5%

the Guaranteed Mortality Rate

The guaranteed mortality rate used to calculate the guaranteed annuity purchase rates is based on the Annuity 2000 valuation mortality table, with two-year age setbacks, ten-year generational setback and projected mortality improvements (modified Scale G), shown in the tables on page 20.

GMIB Annuity Payout Options:

There are two GMIB annuity payout options available:

GMIB Option 1: Single Life Payout Option: We will make monthly payments for as long as the Annuitant lives, with payments for a period certain. No payments are due after the death of the Annuitant or, if later, the end of the period certain.

GMIB Option 2: Joint Life Payout Option: In the case of an Annuitant and Co-Annuitant, we will make monthly payments for the joint lifetime of the Annuitant and Co-Annuitant, with payments for a period certain. Upon the death of the Annuitant or Co-Annuitant, payments will continue during the remaining lifetime of the survivor at 100% of the original monthly payment if the survivor is the Annuitant and, upon expiration of the period certain, will be reduced to 50% of the original monthly payment if the survivor is the Co-Annuitant. No payments are due after the death of the survivor of the Annuitant and Co-Annuitant or, if later, the end of the period certain.

There is no right of withdrawal under either payout option. Other payout frequencies may be available such as quarterly, semi-annually and annually.

The period certain for the GMIB is based on the Annuitant's age on the date the exercise of the GMIB payout option is effective, as follows:

Age

Period Certain

80 or less

81

82

83

85-90

10

9

8

7

6

5

Exercise of the GMIB Payout Option: You may exercise the GMIB payout option by contacting us at the Annuity Service Center. We will provide you with the necessary forms and inform you of any other information that we require for you to exercise this option. The exercise of the GMIB payout option will be effective when we receive all documentation and other information that we need at the Annuity Service Center during the Exercise Period. The Exercise Period for the GMIB payout option begins on any Contract Anniversary Date after the end of the applicable Waiting Period, shown below. Such Exercise Period ends 30 days after that Contract Anniversary Date, but no later than the Contract Anniversary following the Annuitant's age 90.

Waiting Period: The Waiting Period is based on the age of the sole or older of the Annuitant and Co-Annuitant at issue. The Waiting Period is as follows:

Age

At Issue

Contract Anniversary on which

Waiting Period Ends

0-45

47

48

49

50-80

15

14

13

12

11

10

GMIB Charge: To compensate us for assuming the risks associated with the GMIB, we charge an annual GMIB Charge. The fee is equal to a percentage of the average daily GMIB Protected Value and is deducted:
1) on each Contract Anniversary; 2) upon choice of an option under the Annuity and Settlement Options section of the contract; 3) upon revocation of the GMIB election; 4) upon a full withdrawal; and 5) upon a partial withdrawal if the Contract Value remaining after such partial withdrawal is not enough to cover the then applicable GMIB Charge. The fee is pro-rated based on the portion of the Contract Year for which the GMIB was in effect. The amount of the fee is based on the GMIB Protected Value option that you elect. The GMIB Charge based on your election is shown on the Contract Data pages.

The fee is withdrawn from each investment option in the same proportion that the value of the Contract Value allocated to an investment option bears to the total Contract Value. Upon a full withdrawal or if the Contract Value remaining after a partial withdrawal is not enough to cover the then applicable GMIB Charge, the GMIB Charge is deducted from the amount paid.

No GMIB Charge is charged after the Annuity Date, after revocation of the GMIB option, or after exercise of the GMIB payout option. Because we do not impose a new Waiting Period for each subsequent Purchase Payment, if you elect the GMIB, we reserve the right to limit subsequent Purchase Payments if we discover that by the timing of your Purchase Payments and withdrawals, your GMIB Protected Value is increasing in ways that are not intended. In determining whether to limit Purchase Payments, we will look at Purchase Payments which are disproportionately larger than the initial Purchase Payment and other actions that may artificially increase the GMIB Protected Value.

GUARANTEED MINIMUM DEATH BENEFIT

The GMDB is a feature providing for the option to receive an enhanced death benefit upon the death of the sole or last surviving Owner during the Accumulation Period. If available at that time, the GMDB feature must be elected when you purchase your Contract. The amount of the GMDB is based on the GMDB Protected Value option that you elect (see Protected Value section).

If you have elected the GMDB feature, and if a sole or last surviving Owner dies before the Annuity Date, the death benefit payable to your beneficiary will be as described below:

Upon receipt of due proof of death and any other documentation we need, the beneficiary is entitled to receive a death benefit equal to the greater of:

the Contract Value as of the date we receive due proof of death and any other documentation we need; and

the GMDB Protected Value as of the date we receive due proof of death and any other documentation we need.

If you do not elect the GMDB feature, upon receipt of due proof of death and any other documentation we need, the beneficiary is entitled to receive a base death benefit equal to the greater of:

the Contract Value as of the date we receive due proof of death and any other documentation we need; and

the initial Invested Purchase Payment increased by subsequent Invested Purchase Payments and reduced by the effect of withdrawals.

If the ownership of the Contract changes as a result of an assignment, the value of the death benefit will be reset to the Contract Value as of the date of the assignment. Such value will be treated as a Purchase Payment made on that date for purposes of computing the death benefit.

The Beneficiary may, within 60 days of providing proof of death, elect to take the death benefit under one of the death benefit payout options listed below, provided that any payout option shall not include a period certain that exceeds the life expectancy of the Beneficiary. The Beneficiary will be the sole measuring life in determining the amount of any such payout option. If no payout option is selected within the 60 days, the death benefit will be payable as a lump sum.

If the primary Beneficiary of the Owner is the spouse of the Owner at the time of the Owner's death, the Contract will continue and the spouse will become the Owner. If the primary Beneficiary of the Joint Owner is the spouse of the Joint Owner at the time of the Joint Owner's death, the Contract will continue. In either case, the spouse may, within 60 calendar days of providing proof of death, elect to take the Adjusted Contract Value under any of the payout options available under this Contract. If the Contract continues, and the new Annuitant is older than the prior Annuitant, the Annuity Date will be based on the age of the new Annuitant.

If the Owner and Joint Owner are not spouses at the time of the Owner or Joint Owner's death, the Contract will not continue, the amount payable will equal the Adjusted Contract Value, and the Beneficiary will be required to choose one of the death benefit payout options described below. In that event, the payout described in Choice 2 and the beginning of the distribution described in Choice 3 will be based on the date of death of the first to die of the Owner or Joint Owner.

The death benefit payout options are:

Choice 1  lump sum payment of the death
benefit; or

Choice 2  the payment of the entire
death benefit within 5 years of the date of death of the last to survive of the

Owner or Joint Owner; or

Choice 3 payment of the death benefit under an Annuity or Settlement Option over the lifetime of the

Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary with distribution beginning within one year of the date of death of the last to survive of the Owner or Joint Owner.

If the Owner and Joint Owner are spouses at the death of the first to die of the Owner and Joint Owner, any portion of the death benefit not applied under Choice 3 within one year of the date of death of the survivor must be distributed within 5 years of the survivor's date of death. If the Owner and Joint Owner are not spouses at the death of the first to die of the Owner and Joint Owner, any portion of the death benefit, which is equal to the Adjusted Contract Value, not applied under Choice 3 within one year of the date of death of the first to die must be distributed within 5 years of the date of death of the first to die. Once a death benefit becomes payable, the Payee's interest in any Annuity Benefit under the Contract will cease.

If a lump sum payment is requested, the amount will be paid within seven (7) days of receipt of proof of death and the election, unless the Suspension or Deferral of Payments

Provision is in effect.

DEATH OF ANNUITANT DURING THE ACCUMULATION PERIOD: If the Annuitant dies before the Annuity Date, the Co-Annuitant, if applicable, becomes the Annuitant. If there is no surviving Co-Annuitant, and the Annuitant was not the Owner, the Owner becomes the Annuitant. You have the right to name a new Annuitant within 60 days. If the Owner is a non-natural person, the death of the Annuitant will be treated as the death of the Owner, a new Annuitant may not be designated, and the Annuitant will be deemed to be the Owner for purposes of determining the death benefit.

DEATH OF ANNUITANT DURING THE ANNUITY PERIOD:  If the
Annuitant dies on or after the Annuity Date, the Settlement Option then in effect will govern whether or not we will continue to make any payments. The death of a non-Annuitant Owner or Joint Owner has no effect on the payout during the Annuity Period.

PAYMENT OF DEATH BENEFIT: We will require due proof of death and any other documentation we request in Good Order before any death benefit is paid. All death benefits will be paid in accordance with applicable law or regulations governing death benefit payments.

SPECIAL TAX CONSIDERATIONS: There are special tax rules that apply to IRA and other qualified contracts during both the Accumulation Period and Annuity Period governing distributions upon the death of the Owner. These rules are contained in provisions in the attached endorsements and supersede any other distribution rules contained in the Contract.

The preceding provisions regarding the death of the Owner are intended to satisfy the distribution at death requirements of section 72(s) of the Internal Revenue Code of 1986, as amended. We reserve the right to amend this Contract by subsequent endorsement as necessary to comply with applicable tax requirements, if any, which are subject to change from time to time. Such additional endorsements, if necessary to comply with amended tax requirements, will be mailed to you and become effective within 30 days of mailing, unless you notify us in writing, within that time frame, that you reject the endorsement.

ANNUITY AND SETTLEMENT OPTIONS

GENERAL:  On the Annuity Date, the Adjusted Contract
Value will be applied under the Annuity or Settlement Option you have selected. If the payment under any option selected would be less than $20 per month, we reserve the right to pay out the Adjusted Contract Value in a lump sum. We guarantee that the dollar amount of each payment, once determined, will not be affected by variations in mortality or expense experience.

SELECTION OF AN ANNUITY OR SETTLEMENT OPTION: You may select an Annuity or Settlement Option by notifying us of the selected option in Good Order. If no Annuity or Settlement Option is selected, or if the chosen Option is not received in Good Order, Option 2, Life Income Annuity Option, will automatically be applied. You may, at any time prior to the Annuity Date, by a request in Good Order 30 days in advance, select and/or change the Annuity or Settlement Option.

ANNUITY AND SETTLEMENT OPTIONS: This Contract provides for payments under one of the Annuity or Settlement Options described below. Any other Annuity or Settlement Option acceptable to us may be selected.

OPTION 1 - FIXED PERIOD ANNUITY OPTION. We will make equal payments for a period you choose up to 25 years. At your choice, we will make such payments annually, semi-annually, quarterly or monthly. Table 1 shows the minimum amounts we will pay.

OPTION 2 - LIFE INCOME ANNUITY OPTION. We will make payments for as long as the Annuitant lives, with payments certain for 120 months. At your choice, we will make such payments annually, semi-annually, quarterly or monthly.
Table 2 shows the minimum amounts we will pay.

OPTION 3 - INTEREST PAYMENT SETTLEMENT OPTION. We will credit interest on the Adjusted Contract Value at the rate of at least 3% until you request payment of all or part of the Adjusted Contract Value. At your choice, we will pay interest on the Adjusted Contract Value not yet withdrawn annually, semi-annually, quarterly or monthly. You may request full or partial payment of the Adjusted Contract Value provided, however, that if a partial payment is requested, the amount of any Adjusted Contract Value remaining after such requested amount is paid must be at least $1,000. This option is not available for qualified contracts.

OTHER ANNUITY OR SETTLEMENT OPTIONS: We may offer or consent to other settlement options, including life income annuity options with payments certain for a period of other than 120 months. Contact the representative who sold you the Contract or call the toll-free number listed on your quarterly statement for information.

ANNUITY: Unless you designate another Payee, you will be the Payee of the Annuity Payments. The Adjusted Contract Value will be applied to the applicable Annuity Table contained in this Contract based upon the Annuity Option you have selected. The amount of the first payment for each $1,000 of Adjusted Contract Value is shown in the Annuity Tables. If when Annuity Payments begin we are using tables of annuity rates for these Contracts which result in larger Annuity Payments, we will use those tables instead. Annuity Payments will depend on the age and sex of the Annuitant, where permitted.

WITHDRAWAL CHARGES: If you choose Option 1 for a period of fewer than 5 years or Option 3, the Adjusted Contract Value will be subject to a Withdrawal Charge which will be applied in the same way as if you had made a full withdrawal on the Annuity Date. Any amount used to provide income under Option 1 for a period of 5 years or more or under Option 2 will be applied without charge. If you choose any other method of payment not described in this Contract, we will tell you if it is subject to a Withdrawal Charge.

BENEFICIARY

BENEFICIARY: The Beneficiary designation in effect on the Contract Date will remain in effect until changed. The Beneficiary is entitled to receive the benefits to be paid at the death of the last to die of the Owner or Joint Owner (or the first to die of the Owner or Joint Owner if the Owner and Joint Owner are not spouses at the time of the Owner's or Joint Owner's death) during the Accumulation Period. The Owner must be the primary Beneficiary of the Joint Owner, and the Joint Owner must be the primary Beneficiary of the Owner. Other than primary Beneficiaries, Beneficiaries must be the same for both the Owner and Joint Owner.

When a Beneficiary is designated, any relationship shown is to the Owner unless otherwise specified.

To show priority among Beneficiaries, we will label the classes, so that the class with first priority is called the primary class, the class with next priority is called the secondary class, and so on. The following statements apply to Beneficiaries unless the Contract Data pages, Contract endorsement or any change request that we have processed specifies otherwise:

One who survives the last to die of the Owner and Joint Owner will have the right to be paid only if no one in a prior class survives the last to die of the Owner and Joint Owner.

One who has the right to be paid will be the only one paid if no one else in the same class survives the last to die of the Owner and Joint Owner.

Two or more in the same class who have the right to be paid will be paid in equal shares.

If no one survives the sole Owner, we will pay in one sum to the Owner's estate.

When there is insufficient evidence to determine the order of death then, unless state law prohibits, we will deem the Owner to be the last survivor and make payment to the Owner's Beneficiary.

Before we make a payment, we have the right to decide what proof we need of the identity, age or any other facts about any persons designated as Beneficiaries. If Beneficiaries are not designated by name and we make payment(s) based on that proof, we will not have to make the payment(s) again.

CHANGE OF BENEFICIARY:   To initiate a change of
Beneficiary, call the toll-free number listed on your statement or contact the representative who sold you the Contract. We may also ask you to send us the Contract. The change will take effect only when we process the request. Then, any previous Beneficiary's interest will end as of the date we receive the request in Good Order, even if the Owner or Joint Owner is not living when we process the request. We will not be liable for any payment made or action taken before we record the change.

SUSPENSION OR DEFERRAL OF PAYMENTS OR TRANSFERS

FROM THE SEPARATE ACCOUNT

We reserve the right to suspend or postpone payments from the Separate Account for a withdrawal or transfer for any period when:

the New York Stock Exchange is closed (other than customary weekend and holiday closings);

trading on the New York Stock Exchange is restricted;

an emergency exists as a result of which disposal of shares of the Investment Options held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of such shares; or

during any other period when the Securities and Exchange Commission, by order, so permits for the protection of Owners;

provided that applicable rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions described in (2) and (3) exist.

GENERAL PROVISIONS

THE CONTRACT: The entire Contract consists of this Contract, and any attached application, endorsements or riders. This Contract may be changed or altered only by our President or Secretary. Any change, modification or waiver must be made in writing. This Contract may not be modified by us without your consent except as may be required by applicable law, including changes necessary to comply with IRS requirements for annuity contracts, or as set forth in this Contract.

ASSIGNMENT OF A CONTRACT: A request in Good Order specifying the terms of an assignment of a Contract must be provided to the Annuity Service Center. We are under no obligation to verify the assignment's validity or sufficiency. We will not be liable for any payment made or action taken before we record the assignment. If any Owner is living on the Annuity Date and an assignment is in effect on that date, we have the right to pay the Contract Surrender Value in one lump sum to the assignee where notice in Good Order is received. Partial assignments, collateral or otherwise, are not allowed without our approval. We reserve the right to restrict or refuse any assignment.

An assignment which results in a change of ownership will affect the value of the death benefit. Please see the section of the Contract entitled, "Guaranteed Minimum Death Benefit", for more information.

We will not be responsible for the validity or tax consequences of any assignment. Any assignment made after the death benefit has become payable will be valid only with our consent.

If the Contract is assigned, your rights may only be exercised with the consent of the assignee of record.

NON-PARTICIPATING IN SURPLUS: This Contract does not share in any distribution of our profits or surplus.

INCONTESTABILITY: We will not contest this Contract. We consider all statements made in the application for this Contract to be representations, not warranties.

MISSTATEMENT OF AGE OR SEX: We may require proof of age of the Annuitant before making any life contingent Annuity Payment provided for by this Contract. If the age or sex of the Annuitant has been misstated, the amount payable will be the amount that the Contract Value would have provided at the true age or sex.

Once Annuity Payments have begun, any underpayments, with interest at 5%, will be made up in one sum with the next Annuity Payment, and overpayments, with interest at 5%, will be deducted from the future Annuity Payments until the total is repaid.

CONTRACT SETTLEMENT: This Contract must be returned to us upon any settlement.

REPORTS: We will send you a report four times each calendar year until the Annuity Date showing your Contract Value and other relevant information about your Contract. We will also furnish an annual report of the Separate Account. These reports will be sent to your last known address.

TAXES: Any taxes, including any Premium Taxes and any other type of tax (or component thereof) measured by or based upon any portion of the Purchase Payment we receive, paid to any governmental entity will be charged against the Contract Value, unless a deduction was made for this tax in calculating the Invested Purchase Payment amount. We will, in our sole discretion, determine when taxes have resulted from: the investment experience of the Separate Account; receipt by us of the Purchase Payment(s); or commencement of Annuity Payments. We may, at our discretion, pay taxes when due and deduct that amount from the Contract Value at a later date. Payment at an earlier date does not waive any right we may have to deduct amounts at a later date. We reserve the right to establish a provision for federal income taxes if we determine, in our sole discretion, that we will incur a tax as a result of the operation of the Separate Account. We will deduct for any income taxes incurred by it as a result of the operation of the Separate Account whether or not there was a provision for taxes and whether or not it was sufficient. We will deduct any withholding taxes required by applicable law.

EVIDENCE OF SURVIVAL: Before we make a payment, we have the right to require proof of continued life and any other documentation we need to make a payment. We can require this proof for any person whose life or death determines whether or to whom we must make the payment.

PROTECTION OF PROCEEDS: No Beneficiary may commute, encumber, alienate or assign any payments under this Contract before they are due. To the extent permitted by law, no payments will be subject to the debts, contracts or engagements of any Beneficiary or to any judicial process to levy upon or attach the same for payment thereof.

VALUES AND BENEFITS

Any cash values, paid up annuities and death benefits that may be available under this Contract are not less than the minimum benefits required by the law of any state in which this Contract is delivered.

ANNUITY SETTLEMENT TABLES

Tables 1 and 2 below are applied to the Adjusted Contract Value to compute the minimum amount of the annuity payment. Table 1 is used to compute the minimum annuity payment under Option 1 (Fixed Period Annuity Option). Table 2 is used to compute the minimum annuity payment under Option 2 (Life Income Annuity Option).

If the GMIB was elected, Table 2 or Table 3, as applicable, is applied to the GMIB Protected Value to compute the GMIB payout amount. Table 2 is used to compute the GMIB payout amount when annuitization occurs on or immediately after Contract Anniversaries 10 through 14, with 120 payments certain. Table 3 is used to compute the GMIB payout amount when annuitization occurs on or immediately after Contract Anniversaries 15 or later, with 120 payments certain. For annuitants of attained age 81 or more, the certain period is less than 10 years.

The rates in Tables 1, 2 and 3 are applied per $1000 of Adjusted Contract Value or GMIB Protected Value, as applicable.

The annuity payments in Tables 2 and 3 are based on the Annuitant's Adjusted Age and sex. The Adjusted Age is the Annuitant's age last birthday prior to the date on which the first Annuity payment is due, adjusted as shown in the "Translation of Adjusted Age" Table.

When we computed the amounts shown in Tables 2 and 3, we adjusted the Annuity 2000 Mortality Table to an age last birthday basis, less two years, with projected mortality improvements (modified Scale G). We used an interest rate of 3% per year in preparing Table 2; we used an interest rate of 3 1/2% in preparing Table 3.

We will calculate annuities for other certain periods using the same interest and mortality assumptions as in Tables 2 and 3.

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY
CONTRACT. NON-PARTICIPATING. ANNUITY PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.